Exhibit 99.1

Wausau Paper and Starboard Reach Agreement

Two New Directors to Join Board

MOSINEE, Wisconsin, February 13, 2012 – Wausau Paper (NYSE:WPP) today announced it has reached an agreement with Starboard Value LP and its affiliates regarding the composition of the Company’s Board of Directors.  Under the terms of the agreement, Wausau has agreed to nominate two new directors recommended by Starboard, Mr. Michael Burandt and Mr. Charles Hodges, neither of whom is employed by or affiliated with Wausau or Starboard.  The nominations will be included in the Company’s 2012 proxy statement and submitted for stockholder approval at the Company’s 2012 Annual Meeting.  In addition, the company has also agreed to form a newly-created committee of the Board. The committee will be made up of four individuals including Mr. Burandt and Mr. Hodges.  The committee will advise the Board with respect to operations of, and investments and capital spending in, the Company’s business.

In connection with the nominations, Starboard, which beneficially owns approximately 9.7% of the outstanding shares of Wausau’s common stock, has agreed to vote all of its shares in favor of each of the Board’s nominees at the 2012 Annual Meeting. A total of four director nominees will stand for election at the 2012 Annual Meeting, including the two Starboard recommended candidates. If all nominees are elected, the Wausau Board will be expanded to eight directors, comprised of six independent directors, Thomas J. Howatt, Non-Executive Chairman of the Board and Henry C. Newell, Wausau’s President and Chief Executive Officer. The Board is presently comprised of six members.

“We are pleased to have reached an agreement with Starboard, one of our largest shareholders,” said Hank Newell, President and Chief Executive Officer of Wausau Paper.  “We are delighted to nominate and support Michael Burandt and Charles Hodges for election to Wausau’s Board.  We are confident that their significant industry experience will be an asset to Wausau, and we look forward to working productively with the new members of the Board with a shared commitment to enhancing stockholder value.”

Jeff Smith, CEO of Starboard, stated, “We are pleased to have worked constructively with management and the Board of Wausau and are confident that the addition of Michael Burandt and Charles Hodges will bring a fresh perspective to the Board and serve the best interests of Wausau and its stockholders.  We look forward to enhanced value for the benefit of all stockholders.”

The complete agreement between Wausau Paper and Starboard will be included as an exhibit to the Company’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission (“SEC”). Further details regarding the 2012 Annual Meeting will be included in the Company’s definitive proxy materials, which will be filed with the SEC.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:

The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2010.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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